                                                                    Exhibit 99.1

roxio(TM)
THE DIGITAL MEDIA COMPANY

NEWS RELEASE

Roxio Investor Contacts:                       MGI Contact:
Elliot Carpenter                               Josef Zankowicz
Chief Financial Officer, Roxio, Inc.           Director Corporate Communications
(408) 635-8130                                 (905) 707-3650
elliot_carpenter@roxio.com                     josefz@mgisoft.com
--------------------------                     ------------------

Jennifer Jarman
the blueshirt group for Roxio, Inc.
(415) 217-7722
jennifer@blueshirtgroup.com
---------------------------

Roxio Media Contact:
Kathryn Kelly
Roxio, Inc.
(408) 635-8161
Kelly@roxio.com
---------------

                          ROXIO TO ACQUIRE MGI SOFTWARE

         Combination Creates Worldwide Leader in Digital Media Software

      Roxio Adds Best Selling Consumer Photo Editing and Best Selling Video
                   Editing Software to Its Family of Products

MILPITAS, Calif. and TORONTO, Canada -- December 4, 2001 -- Roxio, Inc. (Nasdaq:
ROXI), The Digital Media Company, today announced that it has signed a definitive agreement to acquire all of the outstanding shares of MGI Software Corp. (TSE: MGI), a leading global provider of visual media software, in a stock-for-stock transaction. The combination will result in the creation of one of the world's largest consumer digital media software companies. Under the terms of the agreement, approximately 2.3 million shares of Roxio stock will be issued to stockholders of MGI at the close of the transaction, yielding an approximate exchange ratio of 0.05269 shares of Roxio for each share of MGI. Based on Roxio's closing price and the exchange rate on December 3, 2001, this represents a purchase price of approximately $32.8 million U.S. or $51.7 million Canadian. On a per share basis, this represents a purchase price of approximately $0.75 U.S. or $1.18 Canadian. The transaction is subject to regulatory approval in Canada and approval by MGI shareholders and is expected to close within 90 days. The Boards of Directors of both companies have voted unanimously in favor of the transaction.

The combination of Roxio and MGI is key to Roxio's long-term strategy of providing a world-class suite of digital media products and is expected to result in the industry's most comprehensive product line-up for consumers to enjoy digital media. Roxio is already the industry leader in CD recording software and will now lead the consumer digital media space with the leading photo and the leading video editing software. Roxio and MGI's products are sold worldwide via licensing and partnerships with many of the world's leading PC and digital device manufacturers including Dell, Compaq, IBM, Gateway, Sony, Toshiba, Microsoft, Intel, Lexmark and Palm as well as via retail distribution channels such as Best Buy, CompUSA, Costco, Staples and Office Depot.

"This transaction is highly synergistic from both a product portfolio and marketing and distribution standpoint and provides significant leverage in advancing Roxio's vision as the leader in digital media software," stated Roxio's President and CEO Chris Gorog. "Digital photography is moving into mainstream adoption and we believe digital video is the next area of high growth. Having the number one consumer editing software for these two fast growing categories positions Roxio well for continued success and future growth as hundreds of millions of new consumers are expected to come into the digital media space over the next several years. In addition to the nearly 100 million customers already using Roxio and MGI software, this provides us with a great base to continue to broaden our business."

Roxio expects MGI to contribute approximately $25 million U.S. in revenues for fiscal 2003 and to be accretive to proforma earnings based on the First Call consensus estimate for Roxio's fiscal 2003 proforma earnings per share. Roxio intends to leverage MGI's world-class research and development group while seeking cost efficiencies throughout the rest of the company where it overlaps with Roxio's organization.

"We at MGI are excited about the opportunity to join with Roxio and to take our leadership in digital imaging and video to the next level by becoming part of a leading digital media company," stated MGI Chief Executive Officer Anthony DeCristofaro. "Roxio has a solid track record of profitable growth and positive momentum and we believe the acquisition is a great strategic opportunity to realign MGI to capitalize on our technology and engineering prowess in these markets."

Roxio is making available a line of credit through the close of up to $1.5 million U.S. to MGI to the extent MGI requires cash to fund continuing operations. The final number of shares to be issued in the transaction will be adjusted to the extent the line of credit is drawn down at the date of close and to the extent MGI has less than $2.5 million Canadian in net working capital or net shareholders' equity at the date of close (excluding any liabilities associated with the line of credit).

Once the transaction is completed, Roxio's product portfolio will include the following top-selling flagship brands:

CD recording products including: Easy CD Creator (for Windows) and Toast (for Macintosh) - the #1 selling CD-burning software products in the world.

PhotoSuite - the #1 selling photo editing software that makes it easy to edit, organize and share your photos.

VideoWave - the #1 selling video editing tool that allows business and home users to create videos for the Web, CD, DVD, VCD and VHS.

GoBack - the #1 selling system recovery software that allows user to "go back" in time and recover from system crashes and virus attacks.

Roxio and MGI management will hold a conference call for investors and members of the press to discuss this transaction today at 9:00
a.m. PT (12:00 a.m. ET). The dial in number for the conference call is 800-416-4492 (415-904-2426 outside the U.S. and Canada). The conference call will also be webcast at http://investor.roxio.com.  A replay of
                                        -------------------------
the conference call will be available for 48 hours by calling 800-633-8284 (858-812-6440 outside the U.S. and Canada) and entering the passcode: 20061192.

About Roxio

Roxio, Inc. (Nasdaq:ROXI) makes the best selling CD burning software in the world enabling people to create, manage and move digital media. Roxio's suite of digital media products features Easy CD Creator (for Windows), Toast (for Macintosh) and GoBack, the #1 selling system recovery software that enables PC users to "go back" in time to instantly recover from system crashes, virus attacks, failed software installations and data loss. Roxio distributes its products globally through strategic partnerships with major PC and drive manufacturers, national retail chains and Internet partnerships. Roxio's products are also available at its website, http://www.roxio.com. Headquartered in Milpitas, California, Roxio also maintains offices in Colorado, Minnesota, Germany, and Japan. Roxio currently employs more than 250 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

About MGI Software

MGI is a leading global provider of digital photo and video editing software. MGI's products are distributed in over 40 countries through original equipment manufacturers (OEMs), value-added resellers (VARs), as well as leading computer and electronic retail stores, and websites. Shipments of MGI's flagship PhotoSuite and VideoWave products have surpassed 39 million units. The Company's offerings include proprietary technologies supported by over 90 patents and patent pending applications. With headquarters in Richmond Hill, Canada, MGI maintains branch offices in the United Kingdom, France, Germany, Japan, Taiwan and Korea. MGI is a public company whose shares are traded on the Toronto Stock Exchange under the symbol 'MGI'. More information may be obtained on MGI's website at http://www.mgisoftware.com.
           --------------------------

Except for historical information, the matters discussed in this press release, in particular matters related to the closing of the proposed acquisition, the restructuring of MGI's operations, the integration of Roxio and MGI's operations and software products, MGI's contribution of $25 million in revenues for fiscal year 2003 and expectation that such revenues will be accretive to earnings, the combined company's future revenue and net income, the anticipated increase in the combined company's installed base of products and increased consumer demand, are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors which may cause or contribute to such differences include the successful closing of the proposed acquisition, business during the period between now and the closing date, adverse reactions to the proposed acquisition by customers, successful integration of MGI into Roxio's business subsequent to the closing of the proposed acquisition and other risks described in Roxio's reports filed with the Securities and Exchange Commission
(SEC), including Roxio's Annual Report on Form 10-K as filed with the SEC on June 29, 2001, and in Roxio's Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2001, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright(C) 2001 Roxio, Inc. All rights reserved. Roxio, the Roxio logotype and the Roxio tagline are trademarks of Roxio, Inc., which may be registered in some jurisdictions. Easy CD Creator, GoBack, and Toast are registered trademarks of Roxio, Inc. in the United States and may be registered in other jurisdictions. All other trademarks used are owned by their respective owners.